EXHIBIT 10.1  MATERIAL CONTRACT – OPTION AGREEMENT

OPTION AGREEMENT

          This AGREEMENT dated this 1st day of April 2006, between Scott Bell, an individual whose address is P.O. Box 228, LaRonge, Saskatchewan, Canada, S0J 1L0 (the "Optionor") and Apex Exploration Corp., a Nevada Corporation (the  "Optionee").

WHEREAS:

1.     The Optionor currently owns a 100% working interest, in one, staked land claim in Northern Saskatchewan, Canada thought to contain Uranium deposits in commercially viable quantities.  The prospect area is known as Claim number S-108990 comprising an aggregate of 1,342 Hectares (the “Athabasca Basin Prospect”);

2.     The Optionee desires to acquire an option to acquire a working interest in a portion of the Athabasca Basin Prospect of not less than 5% and not more than 49% of the Optionor’s working interest (the “Subject Interest”) on the terms and subject to the conditions set forth in this Agreement;

4.         The Optionor desires to grant the Optionee the Subject Interest on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and covenants contained in this agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          Effective Date and Option Period

1.01.    This Agreement is effective from the date written above to the date which is two years hence or the date on which the Optionor commences mining Uranium on the Subject Interest, whichever first occurs (the “Option Period”).

2.         Grant of Option

2.02     For and in consideration of the sum of twelve thousand and five hundred ($12,500) dollars, non refundable (the “Initial Option Payment”) payable to the Optionor, the Optionor hereby grants the Optionee the exclusive right to acquire the Subject Interest in the Athabasca Basin Prospect in an amount of not less than 5% and not more than 49% of the Optionor’s working interest in the Athabasca Basin Prospect.

3.         Purchase Price and Related Items

3.01.    Purchase Price.  The purchase price (the “Purchase Price”) for the Subject Interest shall be determined prior to or upon the expiry of the Option Period in accordance with the percentage interest that the Optionee elects to purchase.  The purchase price shall be five thousand ($5,000.00) dollars per percentage point.

3.02     Upon exercising the option, the Optionee shall become liable for its proportionate share of the all costs associated with exploration, testing, drilling, excavation, mining  and clean-up, and any and all additional costs relating to said Subject Interest which are joint interest billed (“JIB’d”) proportionately to all working interest owners, which shall correspond to the interest percentage acquired by the Optionee hereunder. Once option has been exercised, optionee shall have the benefit of accepting its acquired proportionate share relating to proceeds from the sale of minerals from the Subject Interest.  All payments shall be distributed from Optionor to Optionee.

3.03     In the event the Optionor receives a bona fide offer of greater value in respect of the Subject Interest, the Optionor shall grant the Optionee 30 days to make an offer to the Optionor of equal or greater value to that offered by the third party.  If the offer is not accepted by Optionee, this agreement shall be null and void.

4.         Exercise of Option

4.01     The Option shall be exercised, if at all, by the giving of written notice (the “Exercise Notice”) by the Optionee to the Optionor stating of the Optionee’s election to acquire the Subject Interest , including the actual interest percentage to be purchased at any time during the Option Period and for a period ending ten business days following receipt by the Optionee of written notice from the Optionor stating that the Subject Interest is ready for mining or ten business days following the expiry of 24 months from the date of this agreement (collectively the “Termination Date”);

4.02     The Exercise Notice shall set forth the date on which the closing shall occur (the “Closing Date”), provided that in no event shall the Closing Date be later than thirty (30) days after the Termination Date;

5.         Closing

5.01     The Closing (“Closing”) of the sale and purchase provided herein shall be consummated through the execution by the parties of a purchase and sale agreement on or before 1:00 p.m. Pacific Time on the Closing Date.

6.         Representation and Warranties of the Optionor

6.01     The Optionor shall use its best commercially reasonable efforts to prepare or have prepared the Subject Interest for mining;

7.         Representations and Warranties of the Optionee

7.01     The Optionee represents and warrants that each of the statements contained in this paragraph are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then as though the Closing Date were substituted for the date of this Agreement);

8.         Closing Documents

8.01     Optionor’s Closing Documents.  At the Closing, the Optionor shall provide the Optionee with the following documents or instruments (the “Optionor’s Closing Documents”):

a)         Such assignments or other appropriate instruments assigning and transferring the Subject Interest to the Optionee;

b)         Such other documents as may be required by this Agreement or as may be reasonably required by counsel to the Optionee.

8.02     Optionor’s Closing Documents.  At the Closing, the Optionee shall provide the Optionor with the following documents or instruments (the “Optionee’s Closing Documents”):

a)         The Purchase Price required to be paid by the Optionee pursuant hereto in the form required hereby;

b)         Such assignment or other appropriate instruments assigning and transferring the Subject Interest to the Optionee;

c)         Such documents as may be necessary to reflect the good standing and authority of the Optionee as may be reasonably required by the Optionor; and

d)         Such other documents as may be required by this Agreement or as may be reasonably required by counsel to the Optionor.

9.         Relationship of the Parties

9.01     Except as specifically provided in this Agreement, the Optionee shall not be authorized, empowered or constituted as the agent of the Optionor in any manner; nor is the Optionee authorized or empowered to assume or create any obligation or responsibility whatsoever, expressed or implied, on behalf of or in the name of the Optionor; or is the Optionee authorized or empowered to bind the Optionor in any manner; or authorized or empowered to make any representation, warranty, covenant, agreement or commitment on behalf of the Optionor.

10.       Non-Disclosure

10.01   The Optionor and the Optionee each hereby agree, on behalf of itself and its Affiliates as follows:

a)         Neither the Optionor not the Optionee shall at any time or in any manner or fashion, either directly or indirectly, without the prior agreement of the other party divulge, disclose or communicate to any third party or entity whomsoever and of the Confidential Information (as hereinafter defined), except as may be required by a court of competent jurisdiction in order to comply with the requirements of any law, governmental order or regulation;

b)         The Optionor and the Optionee shall take all reasonable action, which shall be necessary or appropriate, to prevent the unauthorized use and disclosure of any Confidential Information, and to protect the interests of each other in and to the Confidential Information;

c)         The Optionor and the Optionee shall each require their affiliates to abide by the terms of this Agreement and retain all Confidential Information in strict confidence;

d)         For the purposes of this Agreement, Confidential Information shall be defined as any and all communications, documents and all other information, documents, items or communication related to the Optionor or the Optionee and disclosed by or to the Optionor or the Optionee;

e)         In the event information becomes available to the Optionor or the Optionee,  on a non-confidential basis from a source other than the Optionor, or the Optionee provided that to the best knowledge of the Optionor or the Optionee,  such party is not bound by a confidentiality agreement with respect to such information.

11.       Miscellaneous Provisions

11.01   This Agreement may not be modified except in writing signed by the parties hereto;

11.02   This Agreement shall be considered unique and personal to the parties hereto.  Therefore, neither the Optionee nor the Optionor may assign all or any part of the obligations undertaken pursuant to this Agreement without first having obtained the prior written consent of the other party hereto;

11.03   The parties signing this Agreement represent and warrant that they have the full authority to do so;

11.04   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement;

11.05   Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution;

11.06   This Agreement shall be interpreted in accordance with and be governed by laws of the Province of Saskatchewan, irrespective of the fact that one or more parties hereto is now or may hereafter be a resident of a different state, jurisdiction or country;

11.07   All notices to be given under this Agreement shall be in writing, and may be given, served or made by depositing the same with a recognized overnight delivery service or by delivering the same in person to such party as follows:

If to the Optionor:

Scott Bell
P.O. Box 228
LaRonge, Saskatchewan
Canada, S0J 1L0

If to the Optionee:

Apex Exploration Corp.,
33123 6th Avenue
Mission, British Columbia
Canada, V2V 1Z9

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OPTIONOR:                                                           SCOTT BELL:

                                                                                            /s/ Scott Bell
Witness:                                                                   Per:

OPTIONEE:                                                            APEX EXPLORATION CORP.:

                                                                                            /s/ James Newton
Witness:                                                                   Per: